                                                                   EXHIBIT 10.18

                       SCOPE OF WORK FOR FORD GLOBAL SPOC
                                    SERVICES
                                  submitted to:
                               FORD MOTOR COMPANY
                                  JULY 31, 2002
                                        *
                                        -

         -------------------------------------------------------------

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.
--------------------------------------------------------------------------------

                            [FORD MOTOR COMPANY LOGO]
                           GLOBAL TERMS AND CONDITIONS
                                FGT27, REV. 9/00
                          EFFECTIVE SEPTEMBER 30, 2000
                          PAGE 1 OF 15 FGT27, REV 9/00
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[FORD MOTOR COMPANY LOGO]

                           GLOBAL TERMS AND CONDITIONS
TABLE OF CONTENTS
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SECTION         DESCRIPTION                                             PAGE
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N/A             General                                                   3
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1               Offer, Acceptance                                         3
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2               Modifications                                             3
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3               Samples                                                   4
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4               Bailed Property                                           4
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5               Delivery Dates, Releases                                  4
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6               Packing, Marking, Shipping                                4
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7               Shipping Documents                                        5
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8               Inspection                                                6
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


9               Invoices, Payment, Currency                               6
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10              Service and Replacement Parts                             6
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11              Applicable Taxes                                          6
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12              Warranty                                                  7
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13              Defense and Indemnity                                     7
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14              Title and Engineering Drawings, Specifications            8
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15              Infringement and Proprietary Rights                       8
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16              Information and Data                                      9
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17              Copyrights                                               10
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18              Subcontracts                                             10
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19              Advertising                                              10
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20              Audit Rights                                             10
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21              Assignment                                               10
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22              Excusable Delays                                         11
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

23              Remedies, Waivers                                        11
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24              Termination/Expiration                                   11
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25              Compliance with Law                                      12
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26              Applicable Law and Arbitration                           12
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                SUPPLEMENTAL PROVISIONS APPLICABLE TO TOOLING            13-15
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27              Tooling Order                                            13
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28              Samples, Status                                          13
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29              Title, Identification                                    14
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30              Tooling Invoices, Payment for Buyer-Owned Tooling        14
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31              Provisions Applicable to Seller Owned Tooling            15
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                          PAGE 2 OF 15 FGT27, REV 9/00
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[FORD MOTOR COMPANY LOGO] FGT27, REV 9/00
                                  GLOBAL TERMS
                FOR PRODUCTION PARTS AND NON-PRODUCTION GOODS AND
                                    SERVICES
                                     GENERAL
Ford Motor Company and its affiliated companies around the world comprise a global entity whose business activities consist of development, manufacture, marketing and sale of motor vehicles, automotive parts and financial services. Our vision is to become the world's leading consumer company for automotive products and services. Our mission is to improve continually our products and services to meet our customer's needs. The automotive vehicle market is undergoing constant development. Our customers are constantly raising their requirements with respect to function, quality and safety. Environmental leadership is becoming an increasingly important aspect of customer choice. Thus, constant change and improvement are necessary to be competitive.

Successful relationships with our suppliers are important to us. Our suppliers are an essential part of our team, playing a pivotal role in helping us to consistently deliver quality products to our customers. Ford and its suppliers agree that every single component must meet or exceed the requirements and expectations of our customers and that greater customer satisfaction is the only way for both Ford and its suppliers to achieve long-term increased volume and profitability. Our suppliers' commitment to quality and willingness to work together are key to Ford becoming the preeminent manufacturer of cars and trucks in the world which will allow each of us to grow our businesses and to provide superior returns to our respective shareholders.


To achieve our mutual goal, we must work together to exceed customer expectations by consistently delivering exciting new products, with high quality and low cost. In view of these goals and objectives, Ford and its suppliers agree that the following terms and conditions, which shall be applied in the spirit of fairness and good faith, govern the purchase delivery of goods and services from the supplier to Ford.

These terms and conditions and associated documents are issued on behalf of the Ford company identified on the face of a Purchase Order as the "Buyer" and will apply to all orders issued to you as the Seller for parts and materials for production and non-production goods and services ("Supplies"). Purchase Orders and other associated purchasing documents will be valid without signature if issued by Buyer through its computer system or other electronic means. The reference to Purchase Order herein shall include a blanket Purchase Order, Release, Parts Notification Order, Purchase Notification, Claim Summary, Tooling Purchase Order, or similar documents issued by Buyer to Seller.

1. OFFER, ACCEPTANCE

(a) A Purchase Order (or Release against a blanket Purchase Order) is an offer to Seller by Buyer to enter into the purchase and supply agreement it describes. Seller's commencement of work thereunder will constitute acceptance of the offer.

(b) Acceptance is expressly limited to the terms of Buyer's offer. Once accepted, such Purchase Order together with these terms and conditions will be the complete and exclusive statement of the purchase agreement. Any modifications proposed by Seller are expressly rejected by Buyer and shall not become part of the agreement in the absence of Buyer's written acceptance.

2. MODIFICATIONS

(a) Buyer, at any time, by way of written notice to Seller, may change the design (including drawings, materials and specifications), processing, method of packing and shipping, and the date or place of delivery of the Supplies.

                          PAGE 3 OF 15 FGT27, REV 9/00
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(b) If any such change affects cost or timing, Buyer will adjust the purchase price and delivery schedules equitably.

(c) Seller will not make any change in the design, processing, packing, shipping or date or place of delivery of the Supplies unless done pursuant to Buyer's instructions or with Buyer's written approval.

3. SAMPLES

Seller will supply samples in accordance with Buyer's quality standard QS9000 and/or its applicable supplements if samples are specified as required by a Purchase Order.

4. BAILED PROPERTY

Seller bears all responsibility for loss of and damage to any property owned by Buyer and in Seller's possession or control for use in performing a Purchase Order, including responsibility for loss and damage which occur despite Seller's exercise of reasonable care, but excluding normal wear and tear. Seller will (i) properly house and maintain such property on Seller's premises, (ii) prominently mark it Property of Buyer, (iii) refrain from commingling it with the property of Seller or with that of a third party, (iv) adequately insure such property against loss or damage, and (v) not move it to another location whether owned by Seller or a third party, without the prior written consent of Buyer, except in the case of an emergency, Seller may move such property provided that it gives Buyer notice that the property has been moved and the location of the property as soon as reasonably practicable. Buyer will have the right to enter Seller's premises at reasonable times to inspect such property and Seller's records pertaining thereto. Where permitted by law, Seller waives any lien that Seller might otherwise have on any of Buyer's property for work done thereon or otherwise. Seller will assign to Buyer any claims Seller has against third parties with respect to Buyer's property. Upon request, Seller immediately will deliver such property at Buyer's option F.O.B. Carrier Seller's facility (Ex Works Loaded) or F.O.B. Buyer's premises (CIF Buyer Plant/Delivered Buyer Plant), properly packed and marked in accordance with the requirements of the carrier and Buyer. Seller will cooperate with Buyer's removal of the property from Seller's premises.

5. DELIVERY DATES, RELEASES

If delivery dates are not specified in a Purchase Order, Seller will procure materials and fabricate, assemble, and ship Supplies or provide services only as authorized in shipment releases issued to Seller by Buyer. Buyer may return overshipments to Seller at Seller's risk and expense for all packing, handling, sorting, and transportation. Buyer, at any time may change or temporarily suspend shipping schedules specified in a Purchase Order or shipment release or other written instructions issued by Buyer pursuant to this Section. For Supplies shipped to a European destination, the Buyer's Material Planning Guide will apply and for Supplies shipped to North American destinations, Buyer's Material Shipping Guide will apply. Time and quantity are of the essence in any Purchase Order. Unless otherwise agreed, delivery times specified are the times of delivery of the Supplies at Buyer's designated place of delivery or destination.

6. PACKING, MARKING, AND SHIPPING

(a) Seller will pack, mark and ship Supplies in accordance with all applicable packaging standards of Buyer and, as appropriate, the carrier transporting such Supplies. For Supplies shipped to European destinations, the applicable standards are contained in Buyer's Supplier Packaging Guide (EU1750) and for Supplies shipped to North American destinations, Buyer's Ford Packaging Guidelines (MFG ENG 1750) shall apply. Buyer's standards for Supplies shipped to all other destinations may be requested from Buyer's representative. Seller will ensure that any third parties who supply packaging for Buyer's Supplies agree to comply with such standards. Seller will reimburse Buyer for all expenses incurred by Buyer as a result of improper packing, marking, routing, or shipping.

                          PAGE 4 OF 15 FGT27, REV 9/00
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(b) Upon request, Seller will assist Buyer with regard to packing, marking, routing, and shipping that will enable Buyer to secure the most economical transportation rates.

(c) Seller will not charge separately for packing, marking, or shipping, or for materials used therein unless Buyer specifies in writing that it will reimburse Seller for such charges.

(d) Buyer may require shipment of any of the Supplies by a more expeditious method of transportation if Seller fails to meet the shipping requirements of a Purchase Order and Seller will bear the cost difference of such transportation unless such failure is due to an excusable delay as specified in Section 22.

(e) For Supplies that may contain potentially hazardous materials, if requested by Buyer, Seller shall promptly furnish to Buyer in whatever form and detail Buyer requests (i) a list of all potentially hazardous ingredients in the Supplies (ii) the quantity of one or more such ingredients and (iii) information concerning any changes in or additions to such ingredients. Before shipping the Supplies, Seller agrees to furnish to Buyer sufficient warning and notice in writing (including appropriate labels on the Supplies, containers and packing) of any hazardous material that is an ingredient or a part of any of the Supplies, together with such special handling instructions necessary to advise carriers, Buyer, and their respective employees how to exercise that measure of care and precaution that will best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Supplies, containers and packing shipped to Buyer. Seller shall comply with all applicable federal, state, provincial and local laws and regulations pertaining to product and warning labels.

(f) Seller shall comply with Buyer's applicable Guide for Environmental Requirements which is an integral part of the Purchase Order.

7. SHIPPING DOCUMENTS

(a) For Supplies shipped to European destinations: (i) Bills of Lading and Advice Notes must accompany each material shipment. In all other respects Seller shall conform to Buyer's applicable Material Shipping Guide.

(ii) Generally applicable delivery terms and title transfer are as shown in Buyer's Material Shipping Guide unless agreed otherwise in writing between the parties. Specific delivery terms applying to each Purchase Order will be stated thereon and on any other such documents as are referenced on the relevant order.

(b) For Supplies shipped to North American destinations: (i) Seller will obtain a straight bill of lading from the carrier of the Supplies and will include on each packing slip and bill of lading the relevant Purchase Order number and the destination address.

(ii) Seller will include a numbered master packing slip with each shipment. For shipments of less than a full carload or truckload, the slip will be included in one of the packages that will be marked "Packing Slip Inside." For full carload and truckload shipments the master packing slip will be enclosed in an unsealed envelope that is affixed near the door on the inside of the freight vehicles.

(iii) Seller will retain the original bill of lading for three years from the date of shipment unless otherwise directed by the Traffic Manager at the destination facility.

(iv) For each international shipment, Seller will comply with the customs invoicing and documentation requirements of the destination country. Seller will include a priced invoice (if required) with the master packing slip and upon request will furnish all other documentation required for export from Seller's country or import into Buyer's country. Any and all benefits or credits resulting from a Purchase Order with Buyer including but not limited to trade credits, export credits, customs drawbacks, rebate of taxes, fees, etc. will belong to Buyer (unless otherwise stated on a Purchase Order or a country's practice is to let credits remain with Seller). Seller upon request will furnish all documents required to obtain the foregoing benefits and credits and will identify the country of origin of the materials

                          PAGE 5 OF 15 FGT27, REV 9/00
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
used in the Supplies and the value added thereto in each country. Additional customs information is available upon request from Buyer's customs department in the destination country.

8. INSPECTION

Buyer at its option may reject and return at Seller's risk and expense, or retain and correct, Supplies that fail to conform to the requirements of a Purchase Order even if the nonconformity does not become apparent until the manufacturing or processing stage. If Buyer elects to correct the Supplies, it will consult with Seller on the method of correction. Seller will reimburse Buyer for all reasonable expenses resulting from rejection or correction.

9. INVOICES, PAYMENT, CURRENCY

(a) Seller will operate in accordance with all applicable payment guidelines provided by Buyer that cover both invoiced items and those handled by Buyer's Evaluated Receipt System (ERS).

(b) Payment terms will be as specified in the relevant Purchase Order.

(c) Seller agrees that all its accounts with Buyer will be administered on a net settlement basis and that Buyer may set off and recoup debits and credits, including Buyer's attorney fees and costs of enforcement, against any of Seller's accounts regardless of basis for such debits or credits and without additional notice. In this subsection 9(c) "Buyer" includes Buyer's parent, subsidiaries and affiliates, and "Seller" includes Seller's parent and subsidiaries.

(d) Unless a Purchase Order specifically states otherwise, all payments for Supplies shall be made in the local currency of the Seller's manufacturing location for the Supplies or in the case of services, in the local currency of Buyer's location that receives the services.

10. SERVICE AND REPLACEMENT PARTS

(a) At Buyer's request, Seller will sell to Buyer (i) the Supplies necessary to fulfill Buyer's current model service and replacement requirements for such Supplies at the prices specified in the Purchase Order plus any actual cost differential for packaging, and (ii) if such Supplies are assemblies, service and replacement parts of the assemblies at prices such that the total price of all parts of the assembly does not exceed the price of the assembly specified in the Purchase Order less assembly costs, plus any actual cost differential for packaging.

(b) At Buyer's request during the ten-year period after Buyer completes current model purchases, Seller will sell to Buyer Supplies to fulfill Buyer's past model service and replacement requirements at the prices specified in a Purchase Order plus actual cost differentials for packaging and manufacturing. During the tenth year of such period,

Buyer and Seller will negotiate in good faith with regard to Seller's continued manufacture of service and replacement Supplies.

(c) Seller shall comply with Buyer's applicable Service Parts Guide for such Supplies.

11. APPLICABLE TAXES

(a) The total price specified for Supplies on a Purchase Order will include all elements of freight, duty and tax as specified in the relevant delivery term with the exception of value added tax (VAT), if applicable, which will be shown separately on Seller's invoice. Seller shall comply with all applicable provisions of Buyer's Tax Guide that is an integral part of each Purchase Order. All applicable U.S. state sales tax direct pay permit numbers, and Canadian federal and provincial license/permit numbers are listed in Buyer's Tax Guide.

                          PAGE 6 OF 15 FGT27, REV 9/00
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12. WARRANTY

(a) Seller warrants that Supplies under a Purchase Order will, during the warranty period specified below, conform to the applicable drawings, specifications, or other description furnished pursuant to the Purchase Order, and regulations in force in countries where the Supplies or Buyer's vehicles equipped with the Supplies are to be sold, be free of defects in design (to the extent that Seller furnished the design), materials, and workmanship and be suitable for the purpose intended.

(b) The warranty period for Supplies installed on new vehicles produced by Buyer will continue for the same period as the new vehicle warranty period offered by Buyer to its customers in the country in which the vehicle is sold. For Supplies purchased by Buyer as service and replacement parts, the warranty period will be the greater of twelve months from delivery to Buyer's retail customer or the remainder of the warranty period on the vehicle on which the part is installed as a service or replacement part. Seller may contact Buyer's representative for information regarding those countries in which vehicles incorporating Supplies purchased from Seller will be sold.

(c) The warranty period for non-production Supplies shall be the greater of one year after final acceptance by Buyer, or the period specified on Buyer's Purchase Order.

(d) Seller will indemnify and hold Buyer harmless in respect of the cost of recall campaigns and other corrective service actions that, in Buyer's reasonable judgment, are required to rectify nonconformities in the Supplies that are the result of defects in design (to the extent that Seller furnished the design), materials, and workmanship.

(e) If Seller has been notified that the Supplies include commodities that are included in Buyer's Warranty Reduction Program, Seller shall comply with all provisions of the Buyer's Warranty Reduction Program Guide.

(f) Seller represents and warrants that the prices for the Supplies will be no less favorable than those which Seller presently, or in the future, offers to any other customer for the same or similar goods or services for similar quantities. If Seller offers a lower price for the same or similar goods or services to any other customer during the term of a Purchase Order, then to the extent permitted by law, Seller will immediately offer Buyer the same price for the Supplies on the same terms and conditions as was offered to the other customer.

13. DEFENSE AND INDEMNITY

(a) To the full extent permitted by applicable law, Seller will indemnify Buyer, its directors, officers and employees and authorized dealers for all expenses (including attorney fees, settlements, and judgments) incurred by Buyer in connection with all claims (including lawsuits, administrative claims, regulatory actions, and other proceedings to recover for personal injury or death, property damage, or economic losses) that are related in any way to Seller's representations, performance or obligations under a Purchase Order, including claims based on Seller's breach of warranty and claims for any related violations of any applicable law, ordinance or regulation or government authorization or order. Seller's obligation to indemnify under this Section will apply regardless of whether the claim arises in tort, negligence, contract, warranty, strict liability or otherwise except to the extent of the negligence of Buyer.

(b) If Seller provides services to Buyer on Buyer's premises, Seller will examine the premises to determine whether they are safe for such services and will advise Buyer promptly of any situation it deems to be unsafe. Seller's employees, contractors and agents will not possess, use, sell or transfer illegal drugs, medically unauthorized drugs or controlled substances, or unauthorized alcohol, and will not be under the influence of alcohol or drugs on Buyer's premises. Seller shall be exclusively responsible for, shall bear, and shall relieve Buyer from liability for all loss, expense, damage or claims resulting from bodily injury, sickness or disease, including death at any time resulting therefrom, sustained by any person or persons, or on account of damage to or destruction of property, including that of Buyer, arising out of, or in connection with the performance of work on Buyer's premises except that

                          PAGE 7 OF 15 FGT27, REV 9/00
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Seller shall be not be responsible for or relieve Buyer from liability for claims arising from the willful misconduct or the sole negligence of Buyer. For services performed on Buyer's premises in Canada, Seller must furnish, prior to payment, evidence of compliance with the Workplace Safety and Insurance Act, 1997 or other applicable workers' compensation legislation.

14. TITLE AND ENGINEERING DRAWINGS, SPECIFICATIONS

(a) Any documents, including drawings and specifications produced or acquired by Seller under a Purchase Order will belong to Buyer, subject only to Seller's patent rights, but without any other restrictions on Buyer's use, including reproduction, modification, disclosure or distribution of the documents or the information contained therein. To the extent such documents contain original work of authorship created in order to comply with a Purchase Order, the copyrights to such work shall be owned by Buyer in accordance with Section 17. Seller agrees not to label any such documents with a notice asserting that the documents contain confidential or proprietary information of Seller. Any engineering drawing that Seller is required to prepare and furnish to Buyer will conform to the requirements of the local computer aided design standards of the Buyer.

(b) All drawings, know-how, and confidential information supplied to Seller by Buyer and all rights therein will remain the property of Buyer and will be kept confidential by Seller in accordance with Section 16(f). Seller is licensed to use Buyer's drawings, know-how, and confidential information only for the purpose of fulfilling its obligations under a Purchase Order. In addition to the obligations of Section 16(f), Seller will not disclose such drawings to third parties unless this is required for Seller to fulfill its duties under a Purchase Order. Seller will inform Buyer in writing of any third parties to whom Seller subcontracts any of the work required under a Purchase Order specifying in detail the work which has been subcontracted to such third party. Seller will ensure that any third party to whom Seller subcontracts any of the work hereunder is bound by all the terms and conditions relating to such work to which Seller is bound under a Purchase Order.

15. INFRINGEMENT AND PROPRIETARY RIGHTS

(a) Seller at its expense will indemnify and hold Buyer harmless with respect to every claim that may be brought against Buyer or others that use the Supplies of a Purchase Order, for any alleged infringement of any present or future patent, copyright, industrial design right or other proprietary right based on Seller's activity under a Purchase Order, or the manufacture, sale, or use of the Supplies (i) alone, (ii) in combination by reason of their content, design or structure, or (iii) in combination in accordance with Seller's recommendations. Seller will investigate and defend or otherwise handle every such claim, and at Buyer's request, assist Buyer in Buyer's investigation, defense, or handling of any such claim. Seller will pay all expenses and damages or settlement amounts that Buyer and others selling Buyer's products or using the Supplies of a Purchase Order may sustain by reason of each such indemnified claim. Seller's obligations will apply even though Buyer furnishes all or any portion of the design and specifies all or any portion of the processing used by Seller.

(b) Seller grants to Buyer a nonexclusive, royalty free, permanent, paid-up, irrevocable license with a right to grant a sublicense to any of its Associated Companies to rebuild and have rebuilt the Supplies of a Purchase Order. Associated Company means Ford Motor Company (U.S.) (if it is not the Buyer under a Purchase Order) and any company in which Ford Motor Company (U.S.) owns, directly or indirectly, twenty-five percent or more of the capital or voting stock.

(c) Seller will not sell or otherwise dispose or transfer any product, that is supplied to Buyer under a Purchase Order and that incorporates any trademark, patentable invention, copyright work, industrial design or other matter that is the subject of any intellectual property right of Buyer or any of its Associated Companies, to any party other than Buyer, except where specifically authorized by Buyer in writing.

                          PAGE 8 OF 15 FGT27, REV 9/00
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16. INFORMATION AND DATA

(a) Seller will furnish to Buyer, or another party designated by Buyer, without restrictions on use or disclosure, all information and data Seller acquires or develops in the course of Seller's activities under a Purchase Order. At Buyer's request, Seller also will discuss with Buyer or another party designated by Buyer, without restrictions on use or disclosure, any potential design, quality or manufacturing problems with Supplies Seller worked on or produced pursuant to a Purchase Order.

(b) At Buyer's request, Seller will furnish to Buyer all other information and data of Seller which Buyer deems necessary to understand the operation and to maintain the goods delivered under a Purchase Order, and to understand and apply the information and data of Section 16(a) hereof, with no restrictions on use other than Seller's patent rights.

(c) With respect to inventions which Seller conceives or first reduces to practice in the course of Seller's experimental or developmental activities under a prior development agreement, early sourcing agreement, or a Purchase Order, Seller grants to Buyer a permanent, paid-up, nonexclusive, worldwide license, with a right to sublicense others, to make, have made, use, have used and sell manufactures, compositions, machines, and processes, covered by patents obtained for such inventions.

(d) Seller grants to Buyer a permanent, paid-up, nonexclusive, worldwide license, with a right to grant a sublicense to any of its Associated Companies, to (i) make, have made, use, have used and sell manufactures, compositions, machines and processes used in products or services made by or for Buyer or any of its Associated Companies, under any other patents which are now or hereafter owned or controlled by Seller and are necessary to exercise Buyer's rights in
Section 16(c), and (ii) use, repair, modify and sell any operating software incorporated in the Supplies in conjunction with the use or sale of the Supplies.

(e) To the extent Buyer requires a license that is not provided in Sections 16(c) and 16(d), Seller grants to Buyer, and agrees to grant to any Associated Company designated by Buyer, a nonexclusive license, on reasonable terms and conditions, to make, have made, use, have used and sell manufactures, compositions, machines and processes used in products or services made by or for Buyer or any of its Associated Companies, under any patents now or hereafter owned or controlled by Seller which cover any inventions embodied in the Supplies of a Purchase Order.

(f) Unless otherwise indicated in writing by Buyer, Seller will use reasonable care to prevent disclosing to others and will use only for the benefit of Buyer,

(i) the technical information and data furnished by Buyer or developed or acquired by Seller in its work under a Purchase Order, prior development agreement or early sourcing agreement for Supplies related to or using such technical information or data, and (ii) information relating to any portion of Buyer's business that Seller may acquire in the course of Seller's activities under a Purchase Order, prior development agreement or early sourcing agreement. This obligation shall continue so long as any Purchase Order for Supplies related to or using such technical information or data is in effect and for a period of two years thereafter. This obligation will not apply to information that is or becomes publicly known through no fault of Seller. Nevertheless, Seller may disclose the information and data of subsections (f)(i) and (f)(ii) hereof to third parties if this is required for Seller to fulfill its duties under a Purchase Order and such third parties have agreed to conditions at least as stringent as those contained herein.

(g) In the event that Seller, either now or in the future, sells to Buyer or any of its Associated Companies directly or through another party Supplies which are related to Seller's experimental or development work under a Purchase Order in production quantities for at least two of Buyer's or an Associated Company's model years, the rights and licenses of Section 16(e) will become paid up and irrevocable.

(h) In the event Seller provides Supplies under a Purchase Order in production quantities for use on Buyer's products, and Seller refuses or is unable to provide, under commercially reasonable terms, such Supplies to Buyer in additional markets after receiving written request from Buyer, then effective 60 days after receiving such written request, Seller grants Buyer a permanent, paid-up, nonexclusive, worldwide

                          PAGE 9 OF 15 FGT27, REV 9/00
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license, with a right to grant sublicenses to any of its Associated Companies, in such additional markets under all intellectual property rights under which Seller has a right to grant licenses, to make, have made, use, have used and sell the Supplies and derivatives thereof in the manufacture of vehicles manufactured by or for the Buyer or any of its Associated Companies and the worldwide sale of such vehicles. Seller shall also cooperate with Buyer in the exercise of such license including providing, without restriction on use, reproduction or disclosure, all information and data deemed necessary by Buyer.

17. COPYRIGHTS

(a) Any work of authorship created by Seller or Seller's employees under a Purchase Order which is specially ordered or commissioned by Buyer will be considered as a "work made for hire" and all copyrights for such works of authorship will belong to Buyer.

(b) In the event any portion of any work of authorship created by the Seller in performing the services under a Purchase Order does not qualify as "work made for hire", Seller hereby assigns or, if Seller has failed to previously secure ownership of all copyrights in such portion, will obtain title and assign all copyrights to such work to Buyer.

(c) All works of authorship subject to Sections 17(a) or 17(b) will bear a valid copyright notice designating Buyer as the copyright owner, for example:
"Copyright (C) 200X, Ford Motor Company", where "200X" is the year the work was created.

(d) Seller hereby grants to Buyer a permanent, nonexclusive, paid-up, worldwide license, with a right to grant a sublicense to any of its Associated Companies, under each copyright it owns and controls or has the right to license, in each work of authorship fixed in any tangible medium of expression furnished by Seller to Buyer or its designee pursuant to a Purchase Order, to use such work, to reproduce such work, to prepare derivative works, to distribute copies of such work to the public, and to perform and display such work publicly.

18. SUBCONTRACTS

In each subcontract of Seller's work performed pursuant to a Purchase Order, Seller will obtain for Buyer the rights and licenses granted in Sections 14, 16, and 17, and, if applicable, Section 29.

19. ADVERTISING

Any reference to Buyer or any of its Associated Companies or use of Buyer's trade marks or logos by Seller in Seller's advertising or publicity materials will comply with Buyer's Publicity/Advertising Guidelines (MSP10-150).

20. AUDIT RIGHTS

Buyer will have the right at any reasonable time to send its authorized representatives to examine all pertinent documents and materials in the possession or under the control of Seller relating to any of Seller's obligations under a Purchase Order or any payments requested by Seller pursuant to a Purchase Order. Seller shall maintain all pertinent books and records relating to a Purchase Order for a period of two years after completion of services or delivery of Supplies pursuant to that Purchase Order.

21. ASSIGNMENT

Seller will not assign or delegate all or substantially all of its substantive duties under a Purchase Order, nor transfer to another any intellectual property right that is licensed to Buyer under Article 16, without Buyer's prior written approval. Seller will provide Buyer with reasonable advance written notice of any assignment of Seller's right to receive payment under a Purchase Order. Any such assignment shall not

                          PAGE 10 OF 15 FGT27, REV 9/00
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prohibit Buyer from enforcing any of its rights against the assignee. Buyer will have the right to assign any benefit or duty under a Purchase Order to any third party upon notice to Seller.

22. EXCUSABLE DELAYS

Neither Buyer nor Seller will be liable for a failure to perform that arises from causes or events beyond its reasonable control and without its fault or negligence, including labor disputes. The party claiming the excusable delay shall give notice in writing as soon as possible after the occurrence of the cause relied on and after termination of the condition. In the event of an excusable delay in performance, Buyer at its option may acquire possession of all finished goods, work in process, and parts and materials produced or acquired for the work under a Purchase Order, and Seller will deliver such articles to Buyer, at Buyer's option, Seller's facility (Ex Works Loaded) or F.O.B. Buyer's facility (CIF Buyer Plant/Delivered Buyer's Plant). Buyer may also obtain the Supplies covered by a Purchase Order elsewhere for the duration of the impediment and a reasonable period thereafter. Prior to the expiration of any directly related labor contract of Seller, Seller at its expense will take such actions as Seller may reasonably determine to ensure the uninterrupted production of supplies for a period of 30 days for Buyer during any anticipated labor disruption or slowdown resulting from the expiration of the labor contract.

23. REMEDIES, WAIVER

The individual remedies reserved in a Purchase Order will be in addition to any remedies provided by law. No waiver of any breach of any provision of a Purchase Order will constitute a waiver of any other breach of such or any other provisions.

24. TERMINATION/EXPIRATION

(a) Unless a Purchase Order specifically states otherwise, Buyer may terminate its purchase obligations under a Purchase Order, in whole or in part, at any time by a written notice of termination to Seller. Buyer will have such right of termination notwithstanding the existence of an Excusable Delay of Section 22.

(b) Buyer may terminate a Purchase Order without liability to Seller if Seller
(i) sells, or offers to sell, a substantial portion of its assets used for the production of Supplies for Buyer, or (ii) sells or exchanges, or offers to sell or exchange an amount of its stock that would result in a change in the control of Seller. Buyer shall give Seller written notice of the termination at least 30 days prior to the effective termination date. Seller shall notify Buyer no more than ten days after entering into any negotiations for the sale or exchange of its stock or assets that could result in a change of control of Seller. Upon Seller's request, Buyer will execute an appropriate non-disclosure agreement relating to information disclosed by Seller regarding the potential transaction.

(c) Upon receipt of the notice of termination, Seller, unless otherwise directed by Buyer, will (i) terminate promptly all work under a Purchase Order; (ii) transfer title and deliver to Buyer the finished work, the work in process, and the parts and materials which Seller produced or acquired in accordance with a Purchase Order and which Seller cannot use in producing goods for itself or for others; (iii) verify/settle all claims by subcontractors for actual costs that are rendered unrecoverable by such termination and provided the recovery of materials in Seller's possession is ensured; and (iv) take actions reasonably necessary to protect property in Seller's possession in which Buyer has an interest until disposal instruction from Buyer has been received; and (v) upon Buyer's reasonable request, cooperate with Buyer in effecting resourcing production of the Supplies to a different supplier.

(d) Upon termination by Buyer under this Section, Buyer's obligation to Seller will be (i) the Purchase Order price for all finished work and completed services which conform to the requirements of a Purchase Order; (ii) Seller's actual cost of the work in process and parts and materials transferred to Buyer in accordance with subsection (c) (ii) hereof; (iii) Seller's actual costs of settling the claims by subcontractors of subsection (c) (iii) hereof; and (iv) Seller's actual cost of carrying out its obligations of subsection (c) (iv) hereof, but Buyer's obligations will not exceed those Buyer would have had to Seller in

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the absence of termination. Unless otherwise stated in a Purchase Order, Buyer shall have no obligation for and shall not be required to make payments to Seller, directly or on account of claims by Seller's subcontractors, for loss of anticipated profit, unabsorbed overhead, interest on claims, product development and engineering costs, tooling, facilities and equipment rearrangement costs or rental, unamortized depreciation costs, and general and administrative burden charges from termination of a Purchase Order.

(e) Seller will furnish to Buyer, within one month after the effective date of termination, Seller's termination claim, which will consist exclusively of the items of Buyer's obligation to Seller that are listed in subsection (c) hereof. Buyer may audit Seller's records, before or subsequent to payment, to verify amounts requested in Seller's termination claim.

(f) Buyer will have no obligation to Seller under (a), (c), (d), or (e) above if Buyer terminates its purchase obligations of a Purchase Order because of a default by Seller.

25. COMPLIANCE WITH LAW

(a) Ford Motor Company (Ford U.S.) serves from time to time as a contractor for the United States government. The policy of the United States government expressed in Pub. L. 95-507, that small business concerns and small disadvantaged business concerns will have the maximum practicable opportunity to participate in performing contracts of the United States government, and its clause entitled "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically

Disadvantaged Individuals," apply to Ford U.S. and its U.S. suppliers. A copy of the foregoing clause is available from Ford U.S. upon request.

If Ford U.S. is the Buyer, and Seller is a U.S. entity, Seller will comply with federal laws, rules, and regulations applicable to subcontractors of government contractors, including those relating to contracting with small and disadvantaged business concerns (Pub. L. 95-507); equal employment opportunity and affirmative action in the employment of minorities (Executive Order 11246); women (Executive Order 11375), the handicapped (29 USC 793), and certain veterans (38 USC 4212); contracting with business concerns operating in areas of surplus labor (41 CFR 1-1.805); and contracting with women-owned business concerns (Executive Order 12138).

(b) Seller and Supplies shall comply with applicable laws, rules, regulations, orders, conventions, ordinances or standards of the country of destination or which relate to the manufacture, labeling, transportation, importation, licensing, approval or certification of the Supplies, including those relating to environmental matters, wages, hours, and conditions of employment, subcontractor selection, discrimination, occupational health/safety, and motor vehicle safety. At Buyer's request, Seller shall certify in writing its compliance with any or all of the foregoing. Seller represents that any Supplies purchased by Buyer under a Purchase Order will not be produced with forced labor either by Seller or Seller's Suppliers. Seller shall indemnify Buyer against any liability Buyer may incur if this representation is incorrect. Buyer requires strict compliance with this provision and has the right to immediately terminate a Purchase Order if there is a breach hereof.

(c) For Supplies shipped to European destinations Seller will notify Buyer of the 'Classification of Dangerous Goods' in conformity with the "European Agreement concerning the International Carriage of Dangerous Goods" prior to the first delivery of such Supplies.

26. APPLICABLE LAW AND ARBITRATION

(a) A Purchase Order shall be governed by the law of Buyer's principal place of business without regard to conflict of laws provisions thereof, and litigation on contractual causes arising from a Purchase Order shall be brought only in that jurisdiction. For Ford Motor Company, a Delaware corporation and any U.S. subsidiary, joint venture or other operation located in the U.S., the principal place of business will be deemed to be Michigan. The UN Convention for the International Sale of Goods is expressly excluded.

                          PAGE 12 OF 15 FGT27, REV 9/00
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(b) If either party initiates litigation on such contractual causes, the other party shall have the right to initiate mediation and binding arbitration in accordance with the following: (i) In the case of Ford Motor Company or any of its U.S. subsidiaries, joint ventures or other operations located in the U.S., the Model Procedure for Mediation of Business Disputes of the Center for Public Resources ("CPR") and, in the case of arbitration, the CPR Rules for Non-Administered Arbitration of Business Disputes; (ii) In the case of any Ford Company subsidiary, joint venture or other operation located in Europe, with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Business Resolution or the mediation procedures of the Centre for Dispute Resolution ("CEDR") in London and, in the case of arbitration, the Rules of the London Court of International Arbitration; (iii) in the case of Ford Motor Company of Canada, Limited or any of its Canadian subsidiaries, joint ventures or other operations located in Canada, the CPR and to the extent not inconsistent with CPR, the Arbitration Act, 1991 (Ontario) (the "Act"); (iv) in the case of Ford Motor Company of Australia Limited, or any of its Australian subsidiaries, joint ventures or other operations located in Australia, the CPR and in the case of arbitration, the Institute of Arbitrators Australia Expedited Commercial Arbitration Rules except for Rule 19. Each party will bear equally the costs of the mediation and arbitration.

(1) The parties will jointly appoint a mutually acceptable mediator or arbitrator, seeking assistance in such regard from CPR or CEDR, as appropriate, if they have been unable to agree upon such appointment within 20 days.

(2) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, or, where the mediation procedures of CEDR have been adopted, in accordance with the Rules of the London Court of International Arbitration. In Canada, neither party may appeal the arbitration award to a court based on questions of law, fact or mixed law and fact.

(3) Unless otherwise agreed by the parties in writing, mediation or arbitration involving Ford Motor Company and any U.S. subsidiary, joint venture or other operation located in the U.S. shall take place in the City of Dearborn, Michigan and this clause 26 is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by any U.S. court having jurisdiction thereof.

Mediation or arbitration involving Ford Motor Company of Canada, Limited or any of its Canadian subsidiaries, joint ventures or other operations located in Canada shall take place in Oakville, Ontario. The language shall be English. Mediation or arbitration involving any Ford Company, subsidiary, joint venture or other operation located in Europe shall take place in London and the language shall be English. Mediation or arbitration involving Ford Motor Company of Australia Limited or any of its Australian subsidiaries, joint ventures or other operations located in Australia shall take place in Melbourne, Victoria, Australia. Equitable remedies shall be available in any arbitration. Punitive and exemplary damages shall not be awarded.

                  SUPPLEMENTAL PROVISIONS APPLICABLE TO TOOLING

27. TOOLING ORDER

If Buyer issues a Tooling Purchase Order, Seller will design and fabricate, rework, or acquire from such sources as Buyer has given prior approval, and install the tools, dies, fixtures, molds, or patterns, described in such Tooling Order ("Tooling"), subject to the terms and conditions contained herein.

28. SAMPLES, STATUS

Seller shall, at its own expense, manufacture a reasonable number of sample parts on the Tooling for inspection and/or testing by Buyer to ensure the capability of the Tooling to produce parts which meet Buyer's quality standard QS9000. In addition to Seller's obligations under Section 12 (a), to the extent

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technically feasible, the Tooling shall be designed and fabricated to be sufficiently durable to support the manufacture of all production and service requirements through the production lifetime of the part and also permit the production of Buyer's subsequent service-only requirements. The Tooling will be deemed to be completed when the necessary samples have been submitted and approved by Buyer. Buyer may request Seller to furnish semimonthly (or more frequently at Buyer's option) status reports on the construction and acquisition of the Tooling. Each status report shall identify the Tooling, identify the subcontractors working on the Tooling, and designate the percentage of completion of the work. Seller will notify Buyer immediately upon becoming aware that the Tooling may not be completed by the completion date specified on the Tooling Purchase Order and Seller shall furnish to Buyer a schedule of the actions that Seller will take, at Seller's expense, to achieve completion on the specified completion date.

29. TITLE, IDENTIFICATION

All right, title, and interest in and to any part of Tooling to be paid for by Buyer ("Buyer-owned Tooling") shall pass to Buyer as soon as it is acquired or fabricated in accordance with a Tooling Purchase Order. During the term of a Purchase Order, all such Buyer-owned Tooling in the possession of Seller shall be deemed to be Bailed Property and shall not be deemed to be a fixture or a part of Seller's real property. Seller will (i) properly house and maintain such property on Seller's premises, (ii) prominently mark it Property of Buyer, (iii) refrain from commingling it with the property of Seller or with that of a third party, and (iv) adequately insure it against loss or damage and (v) not move it to another location whether owned by Seller or a third party, without the prior written consent of Buyer, except in the case of an emergency, Seller may move the Tooling property provided that it gives Buyer notice that the Tooling has been moved and the location of the Tooling as soon as reasonably practicable. Seller shall indemnify Buyer against any claim adverse to Buyer's ownership of the Buyer-owned Tooling, except as such claims may result from any acts or omissions of Buyer. To the extent permitted by law, Seller waives its right to object to the repossession of the Buyer-owned Tooling by

Buyer in the event Seller is involved in bankruptcy proceedings. While in its possession, Seller, at Seller's expense, shall maintain the Buyer-owned Tooling in first class condition and immediately replace any items which are lost or destroyed or become worn out. All repaired or replaced Buyer-owned Tooling shall be the property of Buyer. Wear and repair of the Buyer-owned Tooling is Seller's responsibility. Title to any modifications, changes or accessions to Buyer-owned Tooling shall vest in Buyer regardless of whether Buyer has reimbursed Seller for such modification, changes or accessions. Seller shall keep such records in relation to the Buyer-owned Tooling as Buyer may reasonably require. None of the Buyer-owned Tooling shall be used in the production, manufacture or design of any goods or materials except to the order of Buyer. Seller shall not sell or otherwise dispose of any product using Buyer-owned Tooling to any party other than Buyer except where specifically authorized by Buyer in writing. Seller's responsibility continues beyond the expiry date of the related parts Purchase Order. If the Buyer-owned Tooling is not utilized to produce any parts for Buyer for a period of two years, Seller shall so notify Buyer and request instructions as to the disposition of the Buyer-owned Tooling. If Seller subcontracts all or any portion of the manufacture of the Buyer-owned Tooling, Seller shall so notify Buyer in advance and obtain for Buyer all of the rights contained in this
Section 29 from each such subcontractor used by Seller.

30. TOOLING INVOICES, PAYMENT FOR BUYER-OWNED TOOLING

(a) Payment for Buyer-owned Tooling will be made in accordance with Buyer's standard/normal payment terms unless stated otherwise on the Tooling Purchase Order. Seller shall comply with Buyer's Claims Guidelines contained in Buyer's applicable Tooling Guide.

(b) If a Tooling Purchase Order designates that it is noncompetitively placed or based on affordable targets, Buyer's payment obligation shall be no more than the specified maximum, if any, for (i) Seller's actual costs for purchased materials and services (including purchased Tooling and portions thereof), and
(ii) Seller's actual cost for direct labor and overhead. Seller shall establish a reasonable accounting system that enables ready identification of Seller's cost.

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(c) To the extent permitted by applicable law, any payments made by Buyer for
Buyer-owned Tooling are expressly intended by Buyer to be held in trust for the benefit of any subcontractor(s) used by Seller to produce the Buyer-owned Tooling that are covered by such payments and Seller agrees to hold such payments as trustee in express trust for such subcontractors until Seller has paid the subcontractors in full for the Buyer-owned Tooling. Seller acknowledges and agrees that its subcontractor is an intended third party beneficiary of the terms of this section relating to the express trust and as such, the tooling subcontractors shall have the right to enforce these terms directly against Seller in their own name. Seller agrees that Buyer has no obligation to Seller or Seller's tooling subcontractor under this section other than making the payment to Seller in accordance with a Tooling Purchase Order. In the event Seller's tooling subcontractor brings an action against Seller under this section, Seller agrees that it will not join Buyer in any such action.

31. PROVISIONS APPLICABLE TO SELLER-OWNED TOOLING

(a) If Seller has been notified that the special tooling required to support production of Supplies for this Purchase Order is to be funded by Seller ("Seller-owned Tooling"), the following provisions shall apply:

(b) Seller acknowledges that the Purchase Order price includes a cost element to help Seller recover the capitalization of Seller-owned Tooling. The Seller-owned Tooling will be properly maintained by the Seller at its own expense for so long as the Supplies are purchased by Buyer for its serial production as well as for its service and replacement part requirements.

(c) If Seller uses the Seller-owned Tooling to produce the Supplies for other customers, including aftermarket customers, such Supplies shall not incorporate any of Buyer's logos, trademarks, tradenames or unique part numbers. Seller shall not disclose or imply in its marketing efforts that the Supplies are equivalent to those purchased from Seller by Buyer or any of its Associated Companies. Seller shall indemnify and hold Buyer (including its employees) harmless from and against any claim, expense, loss or liability arising out its sale of Supplies to other customers or caused by or resulting from defects in design, materials or workmanship of the Supplies sold to such customers; the failure of Seller (or its subcontractors) to fully comply with applicable federal, state, provincial, or local laws, statutes, regulations or governmental directives which regulate the sale of Supplies to such customers; and from any and all claims, suits and liability for loss of or damage to any tangible property or persons (including death) caused by any act or omission, including negligent or willful conduct of Seller or its subcontractors, arising out of such sales of Supplies to other customers.

(d) In consideration of Buyer's Purchase Order for parts to be produced from the Seller-owned Tooling, Seller grants Buyer an exclusive, irrevocable option to purchase Seller-owned Tooling by paying the lesser of the outstanding unrecovered capitalization or the fair market value at the time Buyer exercises the option. Buyer may exercise this option at any time and in the event of termination or expiration of this Purchase Order, but only in the event that the Tooling is not being used by Seller to produce parts for another customer, and upon such exercise by Buyer, Seller will cooperate with Buyer's removal of the property from Seller's premises. If Seller finances any portion of the Seller-owned Tooling, Seller will obtain for Buyer the rights granted in this subsection (d) from its financing source.

                          PAGE 15 OF 15 FGT27, REV 9/00